Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Opera Limited:

We consent to the incorporation by reference in the registration statement (No. 333-229285) on Form S-8 of Opera Limited of our report dated April 17, 2019, with respect to the consolidated statements of financial position of Opera Limited and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor), and the related notes, which report appears in the December 31, 2018 annual report on Form 20-F of Opera Limited.

Our report contains an emphasis of matter paragraph that states the Predecessor financial statements have been prepared on a carve-out basis.

/s/ KPMG AS

Oslo Norway

April 17, 2019